Exhibit 99.1

GROUP TERMINATION AGREEMENT

This Group Termination Agreement (“Group Termination Agreement”), dated as of July 28, 2014 (the “Effective Date”), is entered into by and among Cannell Capital LLC, Dilip Singh, Alfred John Knapp, Jr., Mark Stolper, John Climaco, Kenneth Shubin Stein and Charles Gillman (collectively, the “Group Members”).

WHEREAS, the Group Members entered into that certain Agreement dated as of May 28, 2014 (the “Agreement”), by which the Group Members formed a “group” as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the purposes of (i) seeking changes to corporate governance of PMFG, Inc. (the “Company”) to bring the Company in line with current best practices, (ii) taking such other actions as the Group Members deem advisable in order to enhance stockholder value, and (iii) taking all other action necessary or advisable to achieve the foregoing, including managing a contested proxy solicitation for the 2014 election;

WHEREAS, the Group Members entered into a Joint Filing Agreement, dated June 4, 2014 (the “Joint Filing Agreement”) pursuant to which the Group Members agreed to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to securities of the Company;

WHEREAS, the Group Members wish to terminate their status as a "group" as of the Effective Date; and

WHEREAS, the Group Members wish to terminate the Agreement and the Joint Filing Agreement as of the Effective Date.

NOW, IT IS AGREED, in consideration of the foregoing and the mutual promises hereinafter provided and for other good and valuable consideration, and intending to be legally bound, the undersigned hereby agree as follows:

1.           The Group Members hereby terminate their status as a "group" under Section 13(d)(3) of the Exchange Act with respect to the common stock of the Company held by the Group Members, effective as of the Effective Date.

2.           The undersigned hereby terminate (a) the Agreement and (b) the Joint Filing Agreement, each such termination effective as of the Effective Date; provided, however, that such termination shall not relieve any party hereto from liability under the Agreement or the Joint Filing Agreement incurred prior to such termination.

3.           This Group Termination Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

4.           This Group Termination Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[Remainder of Page Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Group Termination Agreement to be executed as of the Effective Date.

CANNELL CAPITAL LLC

By:	/s/ J. Carlo Cannell
Name: J. Carlo Cannell
Title: Managing Member

/s/ Dilip Singh
Dilip Singh

/s/ Alfred John Knapp, Jr.
Alfred John Knapp, Jr.

/s/ Charles M. Gillman
Charles M. Gillman

/s/ Mark D. Stolper
Mark D. Stolper

/s/ John M. Climaco
John M. Climaco

/s/ Kenneth H. Shubin Stein
Kenneth H. Shubin Stein

[Signature Page to Group Termination Agreement]